Exhibit 10.04

On January 1, 2009, Neuralstem’s Compensation Committee approved an increase in the salary of Mr. Johe.  The increase amends the portion of his employment agreement with respect to salary level.  Mr. Johe’s annual salary is $422,100 per year.  All other terms of the employment agreement remain in effect.